Exhibit 10.1

BIOJECT MEDICAL TECHNOLOGIES INC RESTRUCTURING AGREEMENT

This Restructuring Agreement (the “Agreement”), dated as of April 30, 2014, is by and among of Bioject Medical Technologies Inc. (“Bioject’) and the holders of its preferred stock and debt who are parties hereto (the “Holders”).

Whereas on March 18, 2014 the Board of Directors of Bioject approved a plan to restructure its balance sheet, in order to ensure the viability of Bioject as a going concern;

Bioject and the Holders hereby agree to the following and by so agreeing the Holders also hereby deliver to Bioject any necessary consents and/or waivers:

1.	The advances to Bioject $250,000 by each of Mark Logomasini & Associates, Inc. SEP Fund and Edward Flynn on March 17, 2014, $500,000 in the aggregate, shall be converted into 50,000 shares of new Bioject Series I Preferred Stock at a price of $10 per shares (the “Series I”) on April 30, 2014 (the “Closing Date”). The Series I shall be substantially identical to the Bioject Series H Preferred Stock (the “Series H”) except that each share of the Series I shall be convertible into Bioject common stock, no par value (the “Common Stock”) at a conversion price of $.075 per share. In addition, the Series H and Series I will rank pari passu. Holders of the Series I will become parties to the existing registration rights agreement between Bioject and all holders of all preferred stock of Bioject (the “Registration Rights Agreement”).

2.	Existing debt holders of Bioject notes, including accrued interest, aggregating $921,838.36 at the Closing Date, will exchange the notes into shares of the Series I at a price of $10 per share on the Closing Date. The list of such debt holders and the number of shares of Series I into which the notes shall be converted are set forth on Exhibit A hereto. No fractional shares of Series I shall be issued the note amounts will be rounded up into the next share number.

3.	Holders of shares of Bioject Series D, E, F and G Preferred Stock (collectively, the “Preferred Stock”) will convert into 20,062,378 shares of Common Stock at the conversion price specified by the terms of the relevant preferred stock instruments and in consideration thereof Bioject and its wholly-owned subsidiary Bioject Inc. jointly shall issue secured three year senior secured promissory notes in the aggregate principal amount of $2,170,382.75 (the “Notes”). The number of shares of Common Stock into which the holders of Preferred Stock shall convert and the specific note amounts to be issued to each such holders of Preferred Stock are set forth on Exhibit B hereto. No fractional shares of Common Stock shall be issued and cash will be paid instead. The form of note and security agreement are attached hereto as Exhibit C. In addition, Mark Logomasini will convert $85,369.86 of his Bioject notes into a note with the same terms as the Notes, and references in the Agreement to Notes shall include this note.

4.	Bioject shall establish an equity incentive plan for officers, employees, directors and consultants aggregating 7 million shares of Common Stock.

5.	Each of the Holders represent and warrant that it is either (a) a bank, insurance company, registered investment company, business development company, or small business investment company; (b) an employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million; (c) a charitable organization, corporation, or partnership with assets exceeding $5 million; (d) a director, executive officer, or general partner of Bioject selling the securities; (e) a business in which all the equity owners are accredited investors; (f) a natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person; (g) a natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year; or a trust with assets in excess of $5 million, not formed to acquire the securities offered, whose purchases a sophisticated person makes.

6.	Each of the Holders represents and warrants to Bioject as follows:

a.	If such Holder is not a natural person, it is an entity duly organized, validly existing and in good standing under the laws of its state of formation. Such Holder has all necessary power and authority to execute and deliver the Agreement and the Registration Rights Agreement and to carry out their provisions. All action on such Holder’s part required for the lawful execution and delivery of the Agreement and the Registration Rights Agreement has been or will be effectively taken prior to the Closing Date. Upon their execution and delivery, this Agreement and the Registration Rights Agreement to which it is a party will be valid and binding obligations of such Holder, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of Section 9 of the Registration Rights Agreement may be limited by applicable laws.

b.	Such Holder understands that none of the shares of Series I or Common Stock, and none of the Notes, issuable pursuant to the Agreement, or issuable pursuant conversion of the Preferred Stock (collectively the “Securities”) has been registered under the Securities Act of 1933 (the “Act”). Such Holder also understands that the Securities are being issued under the Agreement pursuant to an exemption from registration contained in the Act based in part upon Holder’s representations contained in the Agreement.

c.	Such Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Bioject so that it is capable of evaluating the merits and risks of its investment in Bioject and has the capacity to protect its own interests. Such Holder must bear the economic risk of this investment indefinitely unless the Securities are registered pursuant to the Act, or an exemption from registration is available. Such Holder has requested, received, reviewed, and understood all information it deems relevant in making an informed decision to acquire the Securities.

d.	Such Holder is acquiring the Securities for such Holder’s own account for investment only, and not with a view towards their distribution.

e.	Such Holder represents that by reason of its, or of its management’s, business or financial experience or relationship with Bioject, such Holder has the capacity to protect its own interests in connection with the transactions contemplated in the Agreement and the Registration Rights Agreement.

f.	Such Holder acknowledges that the issuance of the Securities pursuant to the Agreement has not been reviewed by the SEC or any state regulatory authority. Such Holder has also had the opportunity to ask questions of and receive answers from, the Bioject and its management regarding the terms and conditions of this investment.

g.	Such Holder acknowledges and agrees that the Securities must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available, and such Securities will bear a restrictive legend similar to the following: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE CORPORATION, WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE CORPORATION, TO BE EVIDENCED BY AN OPINION OF SHAREHOLDER’S COUNSEL, IN FORM ACCEPTABLE TO THE CORPORATION, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.”

h.	Such Holder has been advised or is aware of the provisions of Rule 144 promulgated under the Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Bioject (which condition Bioject does not currently satisfy nor is it expected to satisfy in the foreseeable future), the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations. Such Holder understands that the resale provisions of Rule 144 are not currently available for shares of Bioject and may never be available.

i.

Such Holder has met with officers of Bioject, has had an opportunity to ask questions and receive answers concerning the business, properties, and financial condition of Bioject and the terms and conditions of an investment in Bioject, and has received all information (including projections about Bioject) that such Holder believes is necessary or desirable in connection with an investment in Bioject. Such Holder understands that any projections that it has received are based on numerous important assumptions and that some or all of such assumptions will likely prove to be incorrect and, accordingly, the actual results of Bioject will vary from the projections and such variations may be material. Such Holder has been solely responsible for its own due diligence investigation of Bioject and its business, for analysis of the merits and risks of the investment made pursuant to the Agreement and for analysis of the terms of the investment.

j.	Each Holder acknowledges and agrees that the Securities are subject to restrictions on transfer as set forth in the Registration Rights Agreement.

k.	Each Holder agrees not to sell short any shares of Common Stock or engage in other hedging transactions with respect to Common Stock so long as such Holder owns any shares of Common Stock or any preferred stock of Bioject and each Holder further agrees that it shall not permit its affiliates to engage in any of the foregoing activities.

7.	Bioject hereby represents and warrants to each Holder:

a.	Bioject is a corporation duly organized and validly existing under the laws of the State of Oregon. Bioject has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver the Agreement, the Registration Rights Agreement and any other agreements contemplated hereby (collectively, the “Transaction Documents”), to issue and sell the Securities, and to carry on its business as presently conducted. Bioject is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect (as hereinafter defined).

b.	Bioject does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity other than Bioject, Inc. which is a wholly owned subsidiary of Bioject. Bioject is not a participant in any joint venture, partnership, or similar arrangement. Bioject Inc.has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as conducted and as proposed to be conducted, and is duly qualified and is in good standing as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to be so qualified will not have a material adverse effect. All of the issued and outstanding capital stock of Bioject Inc. has been duly authorized and validly issued, is duly paid and nonassessable and is owned by Bioject free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; and none of the outstanding shares of capital stock of each such subsidiary was issued in violation of any preemptive or similar rights of any third party.

c.

The authorized capital stock of Bioject, on the date hereof, consists of (i) 100,000,000 shares of Common Stock, 18,908,594 shares of which are issued and outstanding and (ii) 10,000,000 shares of preferred stock, no par value per share, (A) 1,235,000 shares of which are designated Series A Preferred Stock, of which no shares are issued and outstanding, (B) 200,000 shares of which are designated Series B Preferred Stock, of which no shares are issued and outstanding, (C) 500,000 shares of which are designated Series C Preferred Stock, of which no shares are issued and outstanding, (D) 2,086,957 shares of which are designated Series D Preferred Stock, all of which are outstanding, (E) 4,000,000 shares which are designated Series E Preferred Stock, 3,858,908 of which are issued and outstanding, (F) 9,644 shares of which are designated Series F Preferred Stock, 9,644 of which are issued and outstanding, (G) 184,615 shares which are designated Series G Preferred Stock, 131,521 of which are issued and outstanding, (H) 225,000 shares of Series H Preferred Stock, 99,455 of which are issued and outstanding and (I) 125,000 shares of which are designated Series R Participating Preferred Stock (the “Series R Preferred”), of which no shares are issued and outstanding. There are no warrants for capital stock of Bioject outstanding.

d.	No shares have been issued pursuant to restricted stock purchase agreements, the restrictions under which have not expired. Options to acquire 3,357,964 shares of Common Stock have been granted or are currently outstanding. 7,000,000 shares of Common Stock are being reserved as part of the Restructuring for future issuance to officers, directors, employees and consultants of Bioject, as part of an equity incentive plan, and 357,454 shares of Common Stock are reserved for issuance under Bioject’s 401(k) plan. Other than as set forth in the preceding sentence and except as may be granted pursuant to the Agreement and the Registration Rights Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal, whether in favor of Bioject or any other person), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from Bioject of any of its securities. All issued and outstanding shares of common stock and preferred stock of Bioject Stock (i) have been duly authorized and validly issued, are fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities, and (iii) were not issued in violation or subject to any preemptive rights or other rights to subscribe for or purchase securities.

e.	The rights, preferences, privileges, and restrictions of the preferred stock of Bioject and Common Stock are stated in the Articles of Incorporation of Bioject, as amended, as of the Closing Date. Shares of Common Stock have been duly and validly reserved for issuance upon conversion of any shares of preferred stock of Bioject. When issued in compliance with the provisions of the Agreement, as the case may be, the Securities consisting of Common Stock and Series I will be validly issued, fully paid and nonassessable, and, except as provided in the Registration Rights Agreement, will be free of any liens or encumbrances; provided, however, that such shares of stock may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. The Notes will be validly issued and constitute valid and binding obligations of Bioject, enforceable against Bioject in accordance with their terms.

f.

All corporate action on the part of Bioject, its officers, directors, and stockholders necessary for the authorization of the Agreement and the performance of all obligations of Bioject hereunder, has been taken or will be taken prior to the

Closing Date. The execution, delivery and performance of the Agreement by Bioject and the consummation by Bioject of the transactions herein contemplated, will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which Bioject is a party or by which Bioject or any of its properties may be bound or affected and in each case which individually or in the aggregate would have a material adverse effect on the condition (financial or otherwise), properties, business, or results of operations of Bioject and its subsidiaries, taken as a whole, or any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to Bioject or any of its respective properties.

g.	The Agreement, and the transactions herein contemplated, when executed and delivered, will be valid and binding obligations of Bioject enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions in Section 9 of the Registration Rights Agreement may be limited by applicable laws.

h.	During the twenty four (24) calendar months immediately preceding the date of the Agreement, all reports and statements required to be filed by Bioject with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, have not been timely filed. Bioject’s Common Stock is quoted on the OTC Pink Markets.

8.

The Agreement shall be governed in all respects by the laws of the State of New York, without reference to principles of conflict of laws. Each party is responsible for the payment of its own expenses and legal fees in connection with the execution and consummation of the Agreement and the Transaction Documents. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Securities from time to time. The Agreement and the Transaction Documents, all of even date herewith between the parties hereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Agreement may be amended or modified only upon the written consent of Bioject and holders of all the Securities.

9.	All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to Bioject at 7180 SW Sandburg Street, Suite 100, Tigard, Oregon 97223 and to the Purchasers at the addresses on file with Bioject.

10.	Bioject and the Holders covenant to take all such actions and to execute all such documents as may be desirable to implement the provisions of the Agreement fully and effectively.

Bioject Medical Technologies Inc.

/s/ Mark Logomasini
By: Mark Logomasini
President and Chief Executive Officer

Life Sciences Opportunities Fund II, L.P.

/s/ James Gale
By Signet Healthcare Partners, LLC
James Gale, Managing Director

Life Sciences Opportunities Fund II (Institutional), L.P.

/s/ James Gale
By Signet Healthcare Partners, LLC
James Gale, Managing Director

Edward Flynn

/s/ Edward Flynn

Mark Logomasini

/s/ Mark Logomasini

Mark A. Logomasini & Associates, Inc.
SEP Fund; NWML Account # A40-294711

/s/ Mark Logomasini

Richard Richieri

/s/ Richard Richieri

Albert Hansen

/s/ Albert Hansen

Sanders Opportunity Fund, L.P.

/s/ Don Sanders

Sanders Opportunity Fund (Institutional), L.P.

/s/ Don Sanders

Don Sanders

/s/ Don Sanders

Kathy Sanders

/s/ Kathy Sanders

Sanders 1998 Children’s Trust

/s/ Don Weir

Tanya Drury

/s/ Tanya Drury

George Ball

/s/ George Ball

Don Weir

/s/ Don Weir

Ben Morris

/s/ Ben Morris

David Tierney

/s/ David Tierney

Ralph Makar

/s/ Ralph Makar

Christine Farrell

/s/ Christine Farrell

Dr. Richard Stout

/s/ Dr. Richard Stout

Exhibit A

1.	Life Sciences Opportunities Fund II, L.P.

Total Debt Being Converted into Series I: $41,345.20

Number of Shares of Series I Being Issued: 4,135

2.	Life Sciences Opportunities Fund II (Institutional), L.P.

Total Debt Being Converted into Series I: $230,949.32

Number of Shares of Series I Being Issued: 23,095

3.	Edward Flynn

Total Debt Being Converted into Series I: $213,253.43

Number of Shares of Series I Being Issued: 21,326

4.	Mark A. Logomasini & Associates, Inc.

SEP Fund; NWML Account # A40-294711

Total Debt Being Converted into Series I: $371,556.17

Number of Shares of Series I Being Issued: 37,156

5.	Richard Richieri

Total Debt Being Converted into Series I: $53,945.21

Number of Shares of Series I Being Issued: 5,395

6.	Albert Hansen

Total Debt Being Converted into Series I: $10,789.04

Number of Shares of Series I Being Issued: 1,079

Exhibit B

1.	Life Sciences Opportunities Fund II, L.P.

Common Shares being Issued upon Conversion of Preferred Stock: 2,539,627

Note being Issued: $227,703.05

2.	Life Sciences Opportunities Fund II (Institutional), L.P.

Common Shares being Issued upon Conversion of Preferred Stock: 14,296,185

Note being Issued: $1,269,406.29

3.	Edward Flynn

Common Shares being Issued upon Conversion of Preferred Stock: 1,331,420

Note being Issued: $141,397.21

4.	Sanders Opportunity Fund, L.P.

Common Shares being Issued upon Conversion of Preferred Stock: 207,255

Note being Issued: $60,896.30

5.	Sanders Opportunity Fund (Institutional) L.P.

Common Shares being Issued upon Conversion of Preferred Stock: 656,306

Note being Issued: $192,837.83

6.	Don Sanders

Common Shares being Issued upon Conversion of Preferred Stock: 340,555

Note being Issued: $100,062.91

7.	Kathy Sanders

Common Shares being Issued upon Conversion of Preferred Stock: 170,277

Note being Issued: $50,031.31

8.	Sanders 1998 Children’s Trust

Common Shares being Issued upon Conversion of Preferred Stock: 170,277

Note being Issued: $50,031.31

9.	Tanya Drury

Common Shares being Issued upon Conversion of Preferred Stock: 42,569

Note being Issued: $12,507.75

10.	George Ball

Common Shares being Issued upon Conversion of Preferred Stock: 42,569

Note being Issued: $12,507.75

11.	Don Weir

Common Shares being Issued upon Conversion of Preferred Stock: 42,569

Note being Issued: $12,507.75

12.	Ben Morris

Common Shares being Issued upon Conversion of Preferred Stock: 42,569

Note being Issued: $12,507.75

13.	David Tierney

Common Shares being Issued upon Conversion of Preferred Stock: 78,400

Note being Issued: $12,610.80

14.	Ralph Makar

Common Shares being Issued upon Conversion of Preferred Stock: 78,400

Note being Issued: $12,610.80

15.	Christine Farrell

Common Shares being Issued upon Conversion of Preferred Stock: 11,700

Note being Issued: $1,881.97

16.	Dr. Richard Stout

Common Shares being Issued upon Conversion of Preferred Stock: 11,700

Note being Issued: $1,881.97